Exhibit 99.3

August 31, 2018

Gary Dong, Board Secretary

Tencent Music Entertainment Group

17/F, Malata Building, Kejizhongyi Road

Midwest District of Hi-tech Park

Nanshan District, Shenzhen, 518057

the People’s Republic of China

Re: Consent of iResearch Consulting Group

We hereby consent to (1) the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, without limitation, the Chinese version and the English translation of the industry reports titled “The Study of China’s Online Music Entertainment Industry” and any subsequent amendments thereto, (i) in the prospectus included in the registration statement on Form F-1 of Tencent Music Entertainment Group (the “Company”) and any amendments thereto (the “Registration Statement”), including, but not limited to, under the “Summary,” “Industry Overview” and “Business” sections; (ii) in any written correspondence with the SEC; (iii) in any other filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”); (iv) in institutional and retail roadshows and other activities with the Company’s initial public offering; and (v) in other materials in connection with the initial public offering; and (2) the filing of this consent as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

Shanghai iResearch Co., Ltd., China

/s/ Seal of Shanghai iResearch Co.,Ltd.